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                                                                       Exhibit 5


                   MUSILLI, BAUMGARDNER, WAGNER & PARNELL, P.C.

                          Attorneys & Counselers at Law

                            24001 Greater Mack Avenue
                        St. Clair Shores, Michigan 48080

                                 (810) 778-0900
                              Fax: (810) 778-1204

Ralph E. Musilli                                                     Of Counsel:
Walter L Baumgardner                                        Michael P. Marsalese
Robert N. Wagner                                              Bernard S. Edelson
John R. Parnell
Dennis M. Fuller



May 2,2000



Richard J. Tice, CPA, CVA
Stokes Kelly & Hinds, LLC
9401 McKnight Road
Pittsburgh, Pennsylvania 15237-6000

Dear Mr. Tice:

Please be advised, that this law firm has been retained by National Institute Company.

The services we have been retained to provide have been limited to those matters involving the sale of company securities.

To date, we have assisted the company in preparation of Form 10 for filing with the appropriate regulatory agencies and self regulatory organization. In the course of our service we have had reason to examine a number of documents concerning the sale of securities.

As a result of our investigation, I can opine that the company has not been named a Defendant in any action filed by the Securities and Exchange Commission. Additionally, the Securities and Exchange Commission has issued no Order Instituting Proceedings in an administrative proceeding.

Finally, I have seen no evidence that the company has sold or issued any securities in violation of the 1933 Securities Act. If I can be of further assistance, please contact me.

Very truly yours,

MUSILLI, BAUMGARDNER, WAGNER & PARNELL, P.C.



/s/ Walter L. Baumgardner
For the Firm

WLB/ajm